CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 29, 2019, relating to the financial statements and financial highlights of Jensen Quality Value Fund, a series of Trust for Professional Managers, for the year ended May 31, 2019, and to the reference to our firm under the heading “Financial Highlights” in the Prospectus.

Cohen & Company, Ltd.
Cleveland, Ohio
January 14, 2020